Exhibit 99.1

Protalix BioTherapeutics Announces Poster Presentations at the 2022 Program:
7th Update on Fabry Disease

CARMIEL, Israel, May 26, 2022 -- Protalix BioTherapeutics, Inc. (NYSE American:PLX) (TASE:PLX), a biopharmaceutical company focused on the development, production and commercialization of recombinant therapeutic proteins produced by its proprietary ProCellEx® plant cell-based protein expression system, today announced that five poster presentations are scheduled to be available at the 2022 Program: 7th Update on Fabry Disease: Biomarkers, Progression and Treatment Opportunities. The program is supported by Kidneys for Life, a Registered UK Charitable Organization (Manchester, UK), and is taking place May 29, 2022 through May 31, 2022 at the Maritim Hotel and Conference Center, Würzburg Germany.

The following poster presentations are planned to be available at the program:

“Safety and Efficacy of Pegunigalsidase Alfa vs Agalsidase Beta on Renal Function in Fabry Disease: 24-Month Results from the Phase III Randomized, Double-blind, BALANCE Study”

“Long-term Safety and Efficacy of Pegunigalsidase Alfa: A Multicenter Extension Study in Adult Patients with Fabry Disease”

“Tolerability and Infusion Duration of Pegunigalsidase Alfa in Patients with Fabry Disease: Data from 5 Completed Clinical Trials”

“Switching from Agalsidase Alfa to Pegunigalsidase Alfa to Treat Patients with Fabry Disease: 1 Year of Treatment Data from BRIDGE, a Phase 3 Open-label Study”

“Safety and Efficacy of Pegunigalsidase Alfa Administered Every 4 Weeks in Patients with Fabry Disease: Results from the Phase 3, Open-label, BRIGHT Study”

A copy of the poster presentations from the program, as well as abstracts describing results from certain of the Company’s clinical trials that are going to be distributed at the program, will be available on Protalix’s website under the Presentation tab in the Investors section.

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx. Protalix was the first company to gain U.S. Food and Drug Administration (FDA) approval of a protein produced through plant cell-based in suspension expression system. Protalix’s unique expression system represents a new method for developing recombinant proteins in an industrial-scale manner.

Protalix’s first product manufactured by ProCellEx, taliglucerase alfa, was approved by the FDA in May 2012 and, subsequently, by the regulatory authorities of other countries. Protalix has licensed to Pfizer Inc. the worldwide development and commercialization rights for taliglucerase alfa, excluding Brazil, where Protalix retains full rights.

Protalix’s development pipeline consists of proprietary versions of recombinant therapeutic proteins that target established pharmaceutical markets, including the following product candidates: pegunigalsidase alfa, a modified stabilized version of the recombinant human α-Galactosidase-A protein for the treatment of Fabry disease; alidornase alfa or PRX-110, for the treatment of various human respiratory diseases or conditions; PRX-115, a plant cell-expressed recombinant PEGylated uricase for the treatment of uncontrolled/severe gout; PRX-119, a plant cell-expressed long action DNase I for the treatment of NETs-related diseases; and others. Protalix has partnered with Chiesi Farmaceutici S.p.A., both in the United States and outside the United States, for the development and commercialization of pegunigalsidase alfa.

Investor Contact
Chuck Padala, Managing Director
LifeSci Advisors
646-627-8390
chuck@lifesciadvisors.com